As filed with the Securities and Exchange Commission on September 1, 2023.

Registration Statement No. 333-274120

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Arm Holdings Limited1

England and Wales	3674	Not applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

110 Fulbourn Road

Cambridge CB1 9NJ

United Kingdom

Tel: +44 (1223) 400 400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Arm, Inc.

120 Rose Orchard Way

San Jose, CA 95134

Tel: +1 (408) 576-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Justin R. Salon R. John Hensley John T. Owen Morrison & Foerster LLP 2100 L Street, NW, Suite 900 Washington, D.C. 20037 +1 (202) 887-1500	Kenneth A. Siegel Jesse S. Gillespie Morrison & Foerster LLP Shin-Marunouchi Building, 29th Floor 5-1, Marunouchi 1-Chome Chiyoda-ku, Tokyo, Japan 100-6529 +81-3 3214 6522	Richard D. Truesdell, Jr. Derek J. Dostal Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 +1 (212) 450-4000

Approximate date of commencement of proposed sale to public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), shall determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
1

Arm Holdings Limited, a company with limited liability incorporated under the laws of England and Wales, will become the holding company of Arm Limited and will be the Registrant. We intend to alter the legal status of the Registrant under English law from a private limited company by re-registering as a public limited company and changing the name of the Registrant from Arm Holdings Limited to Arm Holdings plc prior to the completion of this offering. See the section titled “Corporate Reorganization” in the prospectus which forms a part of this registration statement.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-274120) of Arm Holdings Limited is being filed for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Subject to the provisions of the Companies Act, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every director, former director and secretary of the Company (the “Relevant Officer”) shall have the benefit of the following indemnification provisions in the Articles against any liability incurred by or attaching to them (and including all costs, charges, losses, expenses and liabilities incurred by them in relation thereto), provided that the Articles shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause the Articles, or any element of them, to be treated as void under the Companies Act:

•

in connection with any negligence, default, breach of duty or breach of trust by them in relation to the Company or any associated company (as defined in section 256 of the Companies Act) thereof, other than: (i) any liability incurred to the Company or any associated company thereof; (ii) the payment of a fine imposed in any criminal proceeding or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); (iii) the defense of any criminal proceeding if the Relevant Officer is convicted, (iv) the defense of any civil proceeding brought by the Company or its associated company in which judgment is given against the Relevant Officer; and (v) any application for relief under sections 661(3), 661(4) or 1157 of the Companies Act in which the court refuses to grant relief to the Relevant Officer; and

•

in relation to or in connection with their duties, powers or office, including in connection with the activities of the Company or an associated company thereof in their capacity as a trustee of an occupational pension scheme, other than: (i) the payment of a fine imposed in any criminal proceeding or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); and (ii) the defense of any criminal proceeding if the Relevant Officer is convicted.

Subject to the provisions of the Companies Act, the Company may provide any Relevant Officer with funds to meet expenditures incurred or to be incurred by them: (i) in defending any criminal or civil proceedings in connection with any negligence, default, breach of duty or breach of trust by them in relation to the Company or an associated company thereof, or (ii) in connection with any application for relief under the provisions mentioned in section 205 of the Companies Act and otherwise may take any action to enable any such Relevant Officer to avoid incurring such expenditure. Relevant Officers who have received payment from the Company under the relevant indemnification provisions must repay the amount they received in accordance with the Companies Act or in any other circumstances that the Company may prescribe or where the Company has reserved the right to require repayment.

The underwriting agreement that the Company will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the Relevant Officers of the Company against certain liabilities arising in connection with this offering.

Item 7.	Recent Sales of Unregistered Securities.

We have issued and sold the following securities:

Since April 1, 2020, we have granted certain employees an aggregate of 2,511,206 RSUs under the 2019 AEP, certain executive officers an aggregate of 2,592,286 RSUs under the 2019 EIP, certain employees an aggregate of 34,285,187 RSUs under the 2022 RSU Plan and certain of our non-executive directors an aggregate of 39,845 RSUs under the NED Plan.

Unless otherwise stated, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon (i) Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering, (ii) under Regulation S promulgated under the Securities Act as offers, sales and issuances were not made to persons in the U.S. and no directed selling efforts were made in the U.S., or (iii) under Rule 701 promulgated under the Securities Act as transactions pursuant to benefit plans and contracts relating to compensation.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.

Item 8.	Exhibits and Financial Statement Schedules

Exhibits

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement.

3.1	Articles of Association, as amended.

3.2*	Form of Articles of Association to become effective upon the closing of this offering.

4.1	Form of Deposit Agreement.

4.2	Form of American Depositary Receipt (included in exhibit 4.1).

5.1	Opinion of Morrison & Foerster (UK) LLP.

10.1+**	Arm IP License Agreement, dated April 24, 2018, by and between Arm Limited and Arm Technology (China) Co. Ltd.

10.2#	The 2023 Omnibus Incentive Plan.

10.3*	Form of Shareholder Governance Agreement.

10.4	Consulting Agreement, dated August 21, 2023, by and between Arm Limited and SoftBank Group Corp.

10.5*	Form of Deed of Indemnity between the Registrant and each of its directors.

21.1	Subsidiaries of the Registrant.

23.1**	Consent of Deloitte & Touche LLP, the Registrant’s independent registered public accounting firm.

23.2	Consent of Morrison & Foerster (UK) LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on page II-4 of the original filing of this registration statement on Form F-1).

107**	Filing fee table.

*	To be filed by amendment.
**	Previously filed.
+

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type of information that the Company treats as private or confidential. The Company agrees to furnish supplementally an unredacted copy of this exhibit to the SEC upon its request.

#	Indicates a management contract or any compensatory plan, contract or arrangement.

Financial Statement Schedules

None. All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

Item 9.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, United Kingdom on September 1, 2023.

ARM HOLDINGS LIMITED

By:	/s/ Rene Haas
Name:	Rene Haas
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rene Haas Rene Haas	Chief Executive Officer and Director (Principal Executive Officer)	September 1, 2023

/s/ Jason Child Jason Child	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 1, 2023

* Laura Bartels	Chief Accounting Officer (Principal Accounting Officer)	September 1, 2023

* Masayoshi Son	Director and Chairman of the Board of Directors	September 1, 2023

* Ronald D. Fisher	Director	September 1, 2023

* Jeffrey A. Sine	Director	September 1, 2023

* Karen E. Dykstra	Director	September 1, 2023

* Anthony Michael Fadell	Director	September 1, 2023

* Rosemary Schooler	Director	September 1, 2023

* Paul E. Jacobs, PhD	Director	September 1, 2023

* /s/ Rene Haas Name: Rene Haas Title: Attorney-in-fact		September 1, 2023

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Arm Holdings Limited has signed this registration statement or amendment thereto on September 1, 2023.

ARM, INC.

By:	/s/ Rene Haas
Name:	Rene Haas
Title:	Director